Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Sale of 840,000 Shares of Common Stock
INDIANA, PENNSYLVANIA, August 9, 2005 — Superior Well Services, Inc. (NASDAQ: SWSI) announced today the sale of an additional 840,000 shares of its common stock in connection with the exercise by the underwriters in its initial public offering of their option to purchase additional shares to cover over-allotments. The purchase price of $13.00 per share was identical to the purchase price per share of the common stock sold in Superior’s initial public offering of 5,620,000 shares, which closed on August 3, 2005. Net proceeds to Superior from the sale of the 840,000 over-allotment shares was approximately $10.2 million, substantially all of which will be used to purchase additional oilfield service equipment. KeyBanc Capital Markets was the lead manager of the offering. A.G. Edwards, RBC Capital Markets and Simmons & Company International acted as co-managers.
Superior Well Services, Inc. is a growing oilfield services company operating in many of the major oil and natural gas producing regions of the United States.
This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Offers of the securities may be made only by means of a prospectus. Copies of the final prospectus relating to these securities may be obtained from KeyBanc Capital Markets by written request to 800 Superior Avenue, Cleveland, Ohio 44114, or by fax request to (216) 443-3901.
SOURCE: Superior Well Services, Inc.